Exhibit 3.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

THIS WARRANT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY. THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED BY THE ORGANIC DOCUMENTS (AS HEREINAFTER DEFINED) OF THE COMPANY.

IN ADDITION, THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) MAY BE SUBJECT TO A STOCKHOLDER AGREEMENT (AS HEREINAFTER DEFINED). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDER AGREEMENT. A COPY OF THE STOCKHOLDER AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.

WARRANT

TO PURCHASE COMMON STOCK

OF

ENERGY EXPLORATION TECHNOLOGIES, INC.

Original Issue Date:	Certificate No. W-

FOR VALUE RECEIVED, ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation (the “Company”), hereby certifies that NAME, or its registered assigns (the “Holder”) is entitled to purchase from the Company [number of shares] (xxx) duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, at a purchase price per share of [amount] ($xx) (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant is issued pursuant to the [agreement] dated ______, 2021, between the Company and the initial Holder.

Section 1. Definitions. As used in this Warrant, unless the context otherwise requires, the following terms have the respective meanings set forth below:

“Affiliate” means, as to any Person, any Person which, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of shares of Warrant Stock in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Board” means the board of directors of the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of San Juan, Puerto Rico, are authorized or obligated by law or executive order to close.

“Change in Control” means any of the following events: (a) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of the combined voting power of the then outstanding voting securities of the Company; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, or (C) the acquisition of securities pursuant to an offer made to the general public through a registration statement filed with the Securities and Exchange Commission; or (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person other than an Affiliate.

“Common Stock” means the Company’s Common Stock, $0.01 par value, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 2 shall have been satisfied at or prior to 5:00 p.m., Puerto Rico time, on a Business Day, including, without limitation, the receipt by the Company of the Subscription Form, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” shall mean the fair market value (as determined in good faith by the Board) per share of the Warrant Stock.

“Holder” has the meaning set forth in the preamble.

“IPO” means an underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least Fifty Million Dollars ($50,000,000) in gross proceeds to the Company.

“Organic Change” shall mean reclassification or change of the outstanding Common Stock or Warrant Stock of the Company (other than as a result of a subdivision, combination or stock dividend), any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock or Warrant Stock of the Company) or any sale of all or substantially all of the Company’s assets, which is effected in such a way that holders of Common Stock or Warrant Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock or Warrant Stock.

“Organic Documents” means the Company’s Third Amended and Restated Certificate of Incorporation of the Company, as amended by the First Amendment thereto, the Bylaws of the Company and the Stockholder Agreements, in each case, as amended from time to time.

“Original Issue Date” means the date on which the Warrant was initially issued by the Company, without giving effect to any transfers pursuant to Section 6 or reissuances pursuant to Section 8.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto.

“SPAC Transaction” means the closing of a merger with or acquisition of the Company by a Special Purpose Acquisition Company or subsidiary thereof resulting in at least fifty million dollars ($50,000,000) in gross proceeds to the Company and which leads to the Company or its parent company being publicly listed on an exchange.

“Stockholder Agreement” shall mean any stockholders agreements, investors’ rights agreements, voting agreements, right of first refusal agreements, co-sale agreements and any similar agreements relating to the securities of the Company

“Subscription Form” has the meaning set forth in Section 3(a)(i).

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant. All such additional or new warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Warrant Stock for which they may be exercised and the exercise price, to the extent adjusted pursuant to the terms hereof.

“Warrant Stock” means the shares of Common Stock or other capital stock of the Company then issuable to the Holder upon exercise of this Warrant in accordance with the terms of this Warrant.

Section 2. Term of Warrant.

(a) Subject to the terms and conditions hereof, at any time or from time to time after the Original Issue Date and prior to 5:00 p.m., Puerto Rico time, on the tenth (10th) anniversary of the Original Issue Date, or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Stock purchasable hereunder (subject to adjustment as provided herein).

(b) Notwithstanding the foregoing, in the event of a Change in Control, IPO or SPAC Transaction, the Company may, in its discretion, provide written notice to Holder that, for a period of at least fifteen (15) days prior to the closing of the Change in Control, IPO or SPAC Transaction, the Warrant shall be exercisable, to the extent applicable, as to all shares of Warrant Stock subject thereto and upon the closing of the Change in Control, IPO or SPAC Transaction, any portion of this Warrant not so exercised during such period shall terminate and be of no further force and effect.

(c) Alternatively, in the event of a Change in Control, (i) the Company may, in its discretion and upon at least fifteen (15) days’ written notice to Holder, cancel this Warrant and pay to Holder the value of this Warrant based upon the price per share of Warrant Stock received or to be received by other shareholders of the Company upon the closing of the Change in Control; or (ii) if at the time of a Change in Control the Exercise Price equals or exceeds the price paid for a share of Warrant Stock in connection with the Change in Control, the Company may cancel this Warrant without the payment of consideration therefor. Any election by the Company under this Section 2(c) may be made subject to the closing of the Change in Control transaction.

Section 3. Exercise of Warrant.

(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised shares of Warrant Stock, upon:

(i) surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an executed subscription agreement in the form attached hereto as Exhibit A (each, a “Subscription Form”), duly completed (including specifying the number of shares of Warrant Stock to be delivered) and executed; and

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Subscription Form, by the following methods:

(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii) by instructing the Company to withhold a number of shares of Warrant Stock then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price (“Withheld Stock”), which number of shares of Withheld Stock shall be irrevocably and permanently subtracted from the total number of shares of Warrant Stock issuable pursuant to this Warrant;

(iii) by surrendering to the Company (x) shares of Warrant Stock previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price and/or (y) other securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred stock shall be the liquidation value thereof plus accumulated and unpaid dividends and in the case of shares of Common Stock shall be the Fair Market Value thereof); or

(iv) any combination of the foregoing.

In the event of any withholding of Warrant Stock or surrender of other equity securities pursuant to clause (ii), (iii) or (iv) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Common Stock, the Fair Market Value per share of Warrant Stock as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with clause (iii)(y) above.

(c) Delivery of Stock Certificates. Upon receipt by the Company of the Subscription Form, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Subscription Form and shall be registered in the name of the Holder or, subject to compliance with Section 6 below, such other Person’s name as shall be designated in the Subscription Form. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Stock shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Stock for all purposes, as of the Exercise Date.

(d) Fractional Shares. The Company shall not be required to issue a fractional share of Warrant Stock upon exercise of any Warrant. As to any fraction of a share of Warrant Stock that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one share of Warrant Stock on the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Stock being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Stock called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f) Valid Issuance of Warrant and Warrant Stock; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, covenants and agrees:

(i) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii) All shares of Warrant Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such shares of Warrant Stock are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii) The Company shall take all such actions as may be necessary to ensure that all such shares of Warrant Stock are issued without violation by the Company of any applicable law or governmental regulation.

(iv) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of shares of Warrant Stock upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the shares of Warrant Stock to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(g) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h) Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Stock, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of shares of Warrant Stock issuable upon the exercise of this Warrant, and the par value per share of Warrant Stock shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant.

(i) As a condition to the exercise of this Warrant, the Company may require Holder to (i) represent in writing that the shares of Warrant Stock are being acquired for investment and not with a view to distribution and (ii) make such other representations and warranties as are deemed appropriate by counsel to the Company.

Section 4. Adjustment of Number of Shares and Exercise Price. In order to prevent dilution of the rights granted under this Warrant, the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a) Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in options to purchase, or securities convertible into, Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Warrant Stock issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Warrant Stock issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) Reorganization, Reclassification, Consolidation, Merger, Etc.

(i) In the event of any Organic Change, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, this Warrant shall, immediately after such Organic Change, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of shares of Warrant Stock then exercisable under this Warrant pursuant to the applicable provisions of Section 2 hereof, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such Organic Change if the Holder had exercised this Warrant for the maximum number of shares of Warrant Stock pursuant to the applicable provisions of Section 2 hereof immediately prior to the time of such Organic Change and acquired the applicable number of shares of Warrant Stock then issuable hereunder as a result of such exercise; and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of shares of Warrant Stock acquirable upon exercise of this Warrant pursuant to the applicable provisions of Section 2 hereof, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(b) shall similarly apply to successive Organic Changes. The Company shall not effect any such Organic Change unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Organic Change, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.

(ii) Notwithstanding anything to the contrary contained herein, with respect to any Organic Change contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect prior to the consummation of such event or transaction, to exercise this Warrant for the maximum number of shares of Warrant Stock then exercisable under this Warrant pursuant to the applicable provisions of Section 2 hereof instead of giving effect to the provisions contained in this Section 4(b) with respect to this Warrant or, if such Organic Change involves a transaction as to which the Holder has the right to participate in a sale of Common Stock under any Stockholder Agreement, the Holder shall have the right to sell this Warrant, or the portion thereof which the Holder is entitled to sell pursuant to such participation right, for the amount that such Holder would receive if such portion of this Warrant were exercised for Warrant Stock and then such Warrant Stock were converted into Common Stock, less the aggregate Exercise Price payable for all of such shares of Warrant Stock.

(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the number of shares of Warrant Stock pursuant to the provisions of this Section 4, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the number of shares of Warrant Stock or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of this Warrant.

(d) Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any Organic Change; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Stock.

(e) Rounding. All calculations under this Section 4 shall be made to the nearest one hundredth of one percent (0.01%).

Section 5. Stockholder Agreements. As a condition to exercise of this Warrant, the Holder agrees to become a party to, and to execute and deliver to the Company promptly following request by the Company, any Stockholder Agreements reasonably requested by the Company. The Stockholder Agreements may contain restrictions on the transferability of capital stock issued to the Holder (such as a right of first refusal or a prohibition on transfer) and such shares may be subject to call rights and drag-along rights of the Company and certain of its investors. The Company shall also have any repurchase rights set forth in the Stockholder Agreements.

Section 6. Transfer of Warrant and Warrant Stock; Certificate Legends.

(a) This Warrant may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of without the prior written consent of the Board. Subject to the approval of the Board, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment in a form reasonably satisfactory to the Company, together with funds sufficient to pay any transfer taxes described in Section 3(f)(iv) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

(b) Upon issuance, the Warrant Stock issuable upon exercise of this Warrant may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except to the extent permitted by and in compliance with the Organic Documents and any applicable Stockholder Agreement.

(c) In addition to any other legends required or permitted hereunder, under the Organic Documents or any applicable Stockholder Agreement, a legend may be placed on any certificate(s) or other document(s) delivered to Holder indicating restrictions on transferability of the shares of Warrant Stock pursuant to this Warrant or any other restrictions that the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

Section 7. Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the shares of Warrant Stock to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Holder acknowledges and agrees that under the Organic Documents certain other stockholders of the Company have and/or may in the future have rights, privileges and preferences, including liquidation preferences, which are senior to the Warrant Stock.

Section 8. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of shares of Warrant Stock as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant and the Stockholder Agreement as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant and the Stockholder Agreement as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of shares of Warrant Stock as the Warrant or Warrants so surrendered in accordance with such notice.

Section 9. No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

Section 10. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Stock issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the shares of Warrant Stock to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the shares of Warrant Stock, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant and the shares of Warrant Stock to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the shares of Warrant Stock. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

Section 11. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

Section 12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:	Energy Exploration Technologies, Inc. Dorado Beach Resort 100 Greens Villa Drive #21 Dorado, PR 00646 Attn: Teague Egan Email: teague@energyx.com
If to the Holder:

Section 13. Drag-Along Rights.

(a) Generally. In the event the stockholders of the Company holding a majority of the outstanding shares of capital stock of the Company on a fully diluted basis (the “Controlling Stockholders”) desire to enter into a transaction which constitutes a Deemed Liquidation Event or Change of Control (as such terms are defined in the Organic Documents) pursuant to which the Controlling Stockholders will sell or transfer their shares of capital stock of the Company to a bona fide third party purchaser (a “Stock Sale Transaction”), the Controlling Stockholder may, in their sole discretion, require Holder to participate in such Stock Sale Transaction on the terms and conditions of this Section 13 by transferring a pro-rata portion of Holder’s shares of Warrant Stock issued upon exercise of this Warrant equal to a fraction, the numerator of which is the total number of shares of capital stock of the Company to be sold by the Controlling Stockholders to the third party purchaser and the denominator of which is the total number of shares of capital stock of the Company owned by the Controlling Stockholders. The Controlling Stockholders are express third party beneficiaries of this Section 13; provided, however, it is understood and agreed that the Company, after obtaining the approvals set forth in the Organic Documents required to approve the Stock Sale Transaction, may waive Holder’s obligation to comply with this Section 13.

(b) Exercise of Drag-Along Rights. The Controlling Stockholders shall exercise such option by giving written notice to Holder at least twenty (20) days prior to the date on which the Controlling Stockholders desire to consummate the Stock Sale Transaction setting forth the name and address of the purchaser, the purchaser’s relationship with the Controlling Stockholders, if any, and the terms and conditions of the offer, including the number of shares or percentage of capital stock to be sold to the purchaser.

(c) Participation in Stock Sale Transaction. If the Controlling Stockholders exercise their option under this Section 13, Holder shall participate in the Stock Sale Transaction on a pro-rata basis and on the same terms and conditions (other than purchase price, which shall be determined in accordance with distribution upon liquidation provisions set forth in the Organic Documents of the Company) upon which the Controlling Stockholders are selling their shares of capital stock. Without limiting the generality of the foregoing, Holder shall make the same representations and warranties and agree to the same indemnification obligations as the Controlling Stockholders; provided, however, that any representations and warranties relating to Holder or shares of Warrant Stock to be sold shall only be made by Holder and any indemnification provided by Holder with respect thereto shall be by Holder severally and not jointly with other selling stockholders or solely with recourse to an escrow established for the benefit of the purchaser.

(d) Purchase Price. The purchase price paid by the purchaser for the shares of capital stock to be sold in the Stock Sale Transaction contemplated by this Section 13, shall be allocated among the selling stockholders (including the Controlling Stockholders and Holder) in the same relative proportion as such selling stockholders would receive in accordance with distribution upon liquidation provisions set forth in the Organic Documents of the Company, if all of the assets of the Company were sold at the fair market value of the Company implied by the bona fide offer by the purchaser (as determined in good faith by the Controlling Stockholders), and the consideration were distributed to the selling stockholders with respect to their respective shares of capital stock included in the Stock Sale Transaction. Holder acknowledges and agrees that the amount of purchase price to which Holder is entitled from the consummation of a Stock Sale Transaction contemplated by Section 13 shall be determined in accordance with the preceding sentence. In the absence of a showing of bad faith or manifest error, all determinations hereunder by the Controlling Stockholders with respect to the determination of the purchase price allocated among the selling stockholders shall be binding and conclusive on Holder.

(e) Further Action. Holder shall take all necessary and desirable actions in connection with the consummation of the Stock Sale Transaction contemplated by Section 13, which shall include, without limitation, (i) voting in favor of such transaction, (ii) waiving any appraisal or similar rights with respect to such transaction, and (iii) executing and delivering any agreements, documents and instruments reasonably necessary in connection with such transaction.

(f) Expenses. Holder shall bear its pro rata share of the costs of the Stock Sale Transaction pursuant to this Section 13 (based on the pro rata share of the net proceeds to be received by Holder) to the extent such costs are incurred for the benefit of all selling stockholders and are not paid by the purchaser or the Company.

Section 14. Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 15. Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

Section 16. Entire Agreement. This Warrant, together with the Stockholder Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Stockholder Agreement, the statements in the body of this Warrant shall control.

Section 17. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

Section 18. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

Section 19. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

Section 20. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, supplemented or waived by an agreement in writing signed by the Company and the Holder. Any amendment, modification, supplement or waiver entered into in accordance with this Section 20 shall be binding upon the Company and the Holder. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 21. Waiver of Statutory Information Rights. Holder acknowledges and understands that, but for the waiver made herein, Holder would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 3650 of the Puerto Rico General Corporations Act (any and all such rights, and any and all such other rights of Holder as may be provided for in Section 3650 (the “Inspection Rights”). In light of the foregoing, until the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Holder hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 3650 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of Holder in Holder’s capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such, under Section 3650. The foregoing waiver shall not apply to any contractual inspection rights of Holder under any written agreement with the Company.

Section 22. Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 23. Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the Commonwealth of Puerto Rico without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Puerto Rico or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Puerto Rico.

Section 24. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

Section 25. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Section 26. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer as of the date first above indicated.

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:

Name:
Title:

ACCEPTED AND AGREED

By:
Name:
Title:

EXHIBIT A

SUBSCRIPTION FORM

(to be executed only upon exercise of Warrant)

To: ________________________, the _______________________ of ENERGY EXPLORATION TECHNOLOGIES, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ____), hereby irrevocably elects to purchase __________ shares of the Warrant Stock covered by such Warrant and herewith makes payment of $_________, representing the full purchase price for such shares at the price per share provided for in such Warrant.

OR

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ____), hereby irrevocably elects to exercise the right of cashless exercise represented by the attached Warrant for ____ shares of Warrant Stock, and as payment therefor hereby directs _______________________ to withhold _____ shares of Warrant Stock that the undersigned would otherwise be entitled thereunder.

Dated:	By:
Name:
Title:

Address: